Exhibit 15.3

Certification by the Chief Financial Officer

Pursuant to Item 16I(a) of Form 20-F

I, Edward Lu, Chief Financial Officer of Phoenix New Media Limited (the “Company”), certify that to my knowledge following due inquiry:

(1)
As of the date hereof, the directors and officers of the Company consist of: Yusheng Sun, Qi Li, Ka Keung Yeung, Carson Wen, Jerry Juying Zhang, Xiaoyan Chi, Edward Lu and Chun Liu;
(2)
None of the Company’s directors or officers are representatives of any governmental entity in the People’s Republic China (the “PRC”);
(3)
As of the date hereof, based on an examination of the Company’s register of members and Schedules 13D and 13G and/or amendments thereto filed with the SEC by holders of the Company’s ordinary shares and/or American depositary shares representing the Company’s ordinary shares, the following shareholder holds 10% or more of the total outstanding ordinary shares of the Company: Phoenix Satellite Television (B.V.I.) Holding Limited;
(4)
The shareholder that holds 10% or more of the total outstanding ordinary shares of the Company is not controlled by any governmental entity in the PRC;
(5)
There are no voting, acting-in-concert or other agreements or arrangements, in each case between the Company or any of the aforementioned directors or officers on the one hand, and any other person on the other hand, that could result in any governmental entity in the PRC being deemed to control the Company; and
(6)
Based on the above, the Company is not owned or controlled by a governmental entity in the PRC.

Date: May 1, 2023

By:	/s/ Edward Lu
Name:	Edward Lu
Title:	Chief Financial Officer